EXHIBIT 10.14

Amendment No. 1

to

MakeMusic, Inc.

Executive Incentive Compensation Plan

Effective June 13, 2011, the MakeMusic, Inc. Executive Incentive Compensation Plan, adopted May 5, 2009 (the “Plan”) is amended as follows:

The last sentence of Section 4.2.2(b) of the Plan is amended and restated to read as follows:

If the Participant terminates employment with the Company prior to the last day of the fiscal year due to death or “Disability” (as defined below), or if the Participant’s employment has been terminated by the Company prior to the last day of the fiscal year without “Cause” (as defined below), the Participant shall be entitled to a prorated annual incentive compensation, based on the number of days in the fiscal year that the Participant was employed, or such other amount as the Committee determines in its discretion.

Section 4.4.3 is amended and restated to read as follows:

4.4.3 Risks of Forfeiture. Except as otherwise determined in the Committee’s discretion, each Participant’s Earned Restricted Stock Award shall be subject to the forfeiture if such Participant’s employment with the Company is terminated for any reason, whether by the Company or Participant. The risks of forfeiture as to twenty-five percent (25%) of each Participant’s Earned Restricted Stock Award shall immediately lapse on the date of the award. The risks of forfeiture as to the remaining seventy-five percent (75%) shall lapse in twenty-five (25%) increments on the next three anniversary dates of the award, provided that the Participant is then an employee of the Company.

This Amendment applies to all incentive compensation payable under the Plan that has not yet been earned pursuant to the terms thereof.